Exhibit 99.1

 Virage Logic Announces Expectations of Preliminary Results for Third
                        Fiscal Quarter of 2005

    FREMONT, Calif.--(BUSINESS WIRE)--July 14, 2005--Virage Logic Corporation (Nasdaq:VIRL), a pioneer in Silicon Aware IP(TM) and leading provider of semiconductor IP platforms, today announced its preliminary expectations of revenues and earnings for the third fiscal quarter ended June 30, 2005, which have been revised downward from the company's previously announced business outlook.
    For the third quarter, the company currently expects total revenues in the range of approximately $11.9 million to $12.1 million. Included in this amount are anticipated royalties of approximately $2.7 million, slightly lower than the company's prior outlook for royalties. As a result, Virage Logic expects to report a net loss under generally accepted accounting principles (GAAP) of approximately $0.06 per share. For the third quarter of fiscal 2004, Virage Logic reported total revenues of $13.9 million, including royalties of $1.9 million, and GAAP net income of $0.03 per share.
    The company had previously disclosed its business outlook for the third quarter on April 21, 2005, in conjunction with the announcement of its second fiscal quarter results. At that time, the outlook called for total revenues of approximately $14.5 million to $15.0 million, including royalties of approximately $2.9 million, and for GAAP net income of approximately $0.02 to $0.03 per share.
    "We are disappointed with our anticipated results for the third quarter of 2005," said Adam Kablanian, Virage Logic's president and chief executive officer. "During the quarter, several orders slipped due to customers' delayed commitments. In addition, we continue to experience some operational issues regarding our ability to ship against existing orders."
    Virage Logic cautions that its anticipated results are preliminary, based on the best information currently available, and subject to the closing of its financial records and customary quarterly accounting procedures. The company plans to report its final results for the third fiscal quarter after the close of market on July 21, 2005.

    About Virage Logic

    Founded in 1996, Virage Logic Corporation (Nasdaq:VIRL) rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Today the company is a global leader in semiconductor IP platforms comprising embedded memories, standard cells, and I/Os and is pioneering the development of a new class of IP called Silicon Aware IP. Silicon Aware IP tightly integrates Physical IP (memory, logic and I/Os) with the embedded test, diagnostic, and repair capabilities of Infrastructure IP to help ensure manufacturability and optimized yield at the advanced process nodes. Virage Logic's highly differentiated product portfolio provides higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers who develop products for the consumer, communications and networking, hand-held and portable, and computer and graphics markets. The company uses its FirstPass-Silicon Characterization Lab for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. Headquartered in Fremont, California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to trends, business outlook, products, customer relationships and our financial results for the fiscal quarter ended June 30, 2005. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic's ability to forecast its business, including expected revenues, royalties and net loss for the third fiscal quarter ended June 30, 2005 and possible discrepancies between the preliminary results and the final results to be announced; the company's ability to ship against existing orders or customer deadlines; Virage Logic's ability to maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic's technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company's ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company's Annual Report on Form 10-K for the period ended September 30, 2004, and in Virage Logic's other periodic reports filed with the SEC, all of which are available from Virage Logic's Web site (www.viragelogic.com) or from the SEC's Web site (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.
    All trademarks are the property of their respective owners and are protected herein.

    CONTACT: Virage Logic Corporation
             Mike Seifert, 510-360-8025
             michael.seifert@viragelogic.com